Exhibit 10.14

September 22, 2023

OFFER LETTER

Ginna Laport

[****]

Dear Ginna:

On behalf of CARGO Therapeutics, Inc, a Delaware corporation (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter (the “Agreement’’) is to summarize the terms of your employment with the Company, should you accept our Offer:

1. Role, Reporting Relationship & Responsibilities. You will be employed to serve on a full-time basis as Chief Medical Officer, effective October 11, 2023. As Chief Medical Officer , you will report to Gina Chapman, CEO, and will work in coordination with the Company’s Executive Team and Board of Directors (the “Board”) to support the Company’s efforts to achieve its corporate goals.

2. Cash Compensation. Your base salary will be at an annual rate of $490,000.00, which will be paid semi-monthly in accordance with the Company’s regular payroll schedule, subject to tax and other withholdings as required by law. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company. You will be eligible to receive a discretionary annual Bonus, based on your performance, of up to 35% of your base salary (the “Bonus”), as determined in the sole discretion of the Company. The Bonus, if awarded, will be payable on or before March 15th following the calendar year for which the Bonus was based. Any Bonus will not be earned until paid, and except as otherwise provided in this Agreement, you must be employed with the Company at the time of payment to be eligible to receive such payment, provided that if your employment is terminated by the Company without Cause (as defined below) or if you terminate your employment for Good Reason (as defined below), in each case after the Bonus is approved by the Company but prior to the payment date, you would be entitled to payment of your Bonus when it is paid to similarly situated executives provided you have signed a legal release as more described below. Your 2023 Bonus will be prorated based on your hire date.

3. Equity Grants. Subject to Board approval, you will be granted an option (the “Option”) to purchase 2,600,000 shares of the Company’s common stock with an exercise price per share equal to the fair market value per share of common stock as of the date of grant, as determined by the Board, in its sole discretion. Subject to your continued employment with the Company, the Option will vest and become exercisable as to 25% of the underlying shares on the first anniversary of the commencement of your employment with the Company and in 36 substantially equal monthly installments thereafter such that, subject to your continuous employment, your Option will be fully vested and exercisable on the fourth anniversary of the commencement of your employment with the Company. Your Option will be subject to the terms and conditions of the equity incentive plan pursuant to which it is granted (the

“Plan”) and the Company’s standard option agreement. Please note that in the event the Company undergoes an equity restructuring, recapitalization, forward or reverse stock split or other similar event, the number of shares underlying the option reflected in this offer letter will be proportionately adjusted and, if the option has already been granted as of the date of such equity restructuring, the exercise price per share similarly will be proportionately adjusted, in each case, consistent with the requirements of the plan and applicable tax law.

4. Signing Bonus. You will also receive a Signing Bonus in the total amount of $100,000.00, minus customary deductions for federal and state taxes and the like, payable in two (2) separate lump sum installments (the “Signing Bonus”). You will receive $50,000.00 paid through normal payroll procedures in the pay period following your 30th calendar day of employment, minus customary deductions for federal and state taxes and the like (“First Installment”). After you have completed twelve (12) months of employment with the Company, you will receive $50,000.00 paid through normal payroll procedures, minus customary deductions for federal and state taxes and the like, thirty (30) calendar days after your initial employment anniversary date (“Second Installment”). To the fullest extent permitted by applicable law, (1) the First Installment is subject to clawback by the Company in full if your employment is terminated for any reason, other than a reorganization, position elimination, or your disability or death, within the first twelve (12) months of your employment, and you are ineligible to receive the Second Installment as of your termination; and (2) the Second Installment is subject to clawback by the Company in full if your employment is terminated for any reason, other than a reorganization, position elimination, or your disability or death, within the second twelve (12) months of your employment. Further, to the fullest extent permitted by applicable law, you agree that the Company may deduct up to an amount equal to the applicable installment (i.e., First or Second Installments) of the Signing Bonus from your final paycheck, provided however that your final paycheck will not be less than the applicable minimum wage. In the event the Company is unable to withhold the full amount of the applicable Installment of your Signing Bonus from your final paycheck, you agree to repay to the Company or its designee the full amount of any remaining portion of the applicable Installment of your Signing Bonus within thirty (30) calendar days following the end of your employment.

5. Employee Benefits. You shall be entitled to such other benefits, including the participation in the Company’s health insurance, vision insurance and dental insurance under the Company’s group health plan available to similarly situated employees in your position and for which you are eligible in accordance with any benefit plan or policy adopted by the Company during your employment. Your rights under any benefit policies or plans adopted by the Company shall be governed solely by the terms of such policies or plans. Participation in the Company’s health insurance, vision insurance and dental insurance is effective the first of the month after your start date. The Company reserves to itself or its designated administrator the exclusive authority and discretion to determine all issues of eligibility, interpretation, and administration of each such benefit plan or policy. The Company or its designated administrator reserves the right to modify or terminate each benefit plan or program, and benefit plans or programs may be modified as required by the laws of the jurisdiction in which you reside.

6. Obligations upon Termination. If the Company or you terminate your employment with the Company at any time (the date of such termination, your “Date of Termination”), then you shall be entitled to the following:

(a) Resignation without Good Reason or Termination for Cause: If your employment with the Company terminates by reason of your voluntary resignation from the Company without Good Reason, or if your employment with the Company is terminated by the Company for Cause, then you shall be entitled to receive only the following: (i) any base salary earned through the Date of Termination and reimbursement of any unpaid business expenses incurred and documented in accordance with the Company’s policies; and (ii) any vested benefits you may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans.

(b) Termination in Connection with Sale Event. In the event your employment is terminated by the Company without Cause or you resign from your employment for Good Reason, in each case, within the period commencing three (3) months prior to the closing of a Sale Event (as defined in the Plan) and ending on the twelve (12) month anniversary of the closing of the Sale Event (such period, the “Corporate Transaction Period”), then, subject to your execution and delivery to the Company of a Release (as defined below) that becomes effective and irrevocable within sixty (60) days following such Date of Termination, the Company shall pay or provide to you: (i) the sum of any awarded but unpaid Bonus for the prior year and your target Bonus for the year in which the Date of Termination occurs, and (ii) an amount equal to your annual base salary as of the Date of Termination multiplied by 1; (iii) should you timely elect to continue health and dental insurance coverage following the Date of Termination in accordance with the provisions of COBRA, the Company will reimburse you for the full monthly premium for such coverage for the period beginning on the Date of Termination and ending on the earliest to occur of (A) the date on which you obtain coverage under another health and dental insurance plan, (B) the end of your COBRA health continuation period, as required by law, or (C) the date twelve (12) months after the Date of Termination; and (iv) notwithstanding anything to the contrary in the Plan or any applicable option agreement or stock-based award agreement, (A) the vesting of all outstanding stock options and other stock-based awards held by you as of your Date of Termination with time-based vesting will immediately accelerate and the shares underlying such stock options and other stock-based awards shall be released from the Company’s repurchase option, if any, and such stock options and stock-based awards will become fully exercisable or nonforfeitable as of your Date of Termination (or the date of the Sale Event, if later), (B) any outstanding stock options or other stock-based awards held by you with solely performance-based vesting shall be treated as specified in the applicable award agreement; and (C) the time for exercising any options shall be extended until the earlier of (A) three (3) months following the Date of Termination or (B) the original expiration date applicable to such option. As a condition to COBRA reimbursement, you agree that you will provide prompt written notice of the date on which you obtain coverage under another health and dental insurance plan following the Date of Termination.

Provided that a release has been signed, the amounts payable under Sections 6(a)(i) and (ii) shall be paid out in a single lump sum within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, the amounts shall be paid in the second calendar year by the last day of such 60-day period.

(c) Termination without Cause or for Good Reason Not in Connection with a Sale Event. In the event your employment is terminated by the Company without Cause or you resign from your employment with the Company for Good Reason, in either case other than during a Corporate Transaction Period, then subject to your execution and delivery to the Company of a Release that becomes effective and irrevocable within sixty (60) days following such Date of Termination, the Company will pay or provide to you: (i) your then-current Base Salary multiplied by 0.75 if such qualifying termination occurs after the first anniversary of the date you commence employment with the Company (or multiplied by 1 if such qualifying termination occurs on or prior to the first anniversary of the date you commence employment with the Company); (ii) the vesting of all outstanding time-based vesting Company stock options and other stock-based awards held by you that would have vested within three (3) months following the Date of Termination if your employment with the Company had not terminated will be accelerated, (iii) should you timely elect to continue health and dental insurance coverage following the Date of Termination in accordance with the provisions of COBRA, the Company will reimburse you for the full monthly premium for such coverage for the period beginning on the Date of Termination and ending on the earliest to occur of (A) the date on which you obtain coverage under another health and dental insurance plan, (B) the end of your COBRA health continuation period, as required by law or (C) the date nine (9) months after the Date of Termination; and (iv) any awarded but unpaid Bonus for the prior year. The amounts payable under Sections 6(c)(i) and (iv) shall be paid out in a single lump sum within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the amounts shall be paid in the second calendar year by the last day of such 60-day period. As a condition to COBRA reimbursement, you agree that you will provide prompt written notice of the date on which you obtain coverage under another health and dental insurance plan following the Date of Termination.

(d) Conditions to Severance. Notwithstanding anything to the contrary herein, payment of the severance benefits described in Sections 6(b) and (c) are subject to (i) your execution and delivery to the Company of a waiver and general release of claims (“Release”) in favor of the Company in a form acceptable to the Company that becomes effective and irrevocable within sixty (60) days following the date of your termination of employment and (ii) your continued compliance with your obligations under Section 7 of this Agreement (collectively, the “Restrictive Covenants”). The Release will not waive: (1) any rights to indemnification and/or contribution, advancement or payment of related expenses you may have pursuant to the Company’s Bylaws or other organizing documents, under any written indemnification or other agreement between you and the Company, and/or under applicable law; (2) any rights you may have to insurance coverage under any directors and officers liability insurance, other insurance policies of the Company, COBRA or any similar state law; (3) any claims for worker’s compensation benefits, disability or unemployment insurance, or any other claims that cannot be released as a matter of applicable law; (4) your rights to any vested equity or vested benefits under any written agreement with the Company or Company benefit plan, subject to the terms and conditions of such plan and applicable law; and (5) any claims arising after the date you sign the Release.

(e) Definitions. For the purposes of this Agreement, the following terms shall have the following definitions:

(i)

“Cause” means any of the following, as determined in good faith by the Board: (a) your conviction of, or plea of guilty or nolo contendere with respect to, any (x) felony or (y) misdemeanor involving moral turpitude, fraud, misrepresentation, embezzlement or theft; (b) your willful act of misappropriation, embezzlement or fraud in the performance of your duties; (c) your willful and continued refusal to perform your duties in any material respect that is not cured within thirty (30) days after receipt of specific written notice from the Board (if curable); (d) your willful misconduct or gross negligence in the performance of your duties and responsibilities to the Company that is, or could reasonably be expected to be, harmful in any material respect to the Company or its affiliates monetarily or otherwise (including with respect to the reputation, business or business relationships of the Company or any of its affiliates); (e) your willful violation of any state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination) or any Company policy related thereto; (f) your material breach of this Agreement (including your breach of any of the Restrictive Covenants), or any material Company policy that is not cured within thirty (30) days after receipt of specific written notice from the Board (if curable); (g) your willfully engaging in any activity that is, or could reasonably be expected to be harmful in any material respect to the Company or its affiliates monetarily or otherwise (including with respect to the reputation, business or business relationships of the Company or any of its affiliates), that is not cured within thirty (30) days after receipt of specific written notice from the Board (if curable); or (h) your willful violation of any material law or regulation applicable to your work for the Company, that is not cured within thirty (30) after receipt of specific written notice from the Board (if curable).

(ii)

“Good Reason” means any of the following done without your consent: (i) a material diminution in your duties, authorities or responsibilities; (ii) a material diminution in your base salary (other than a reduction in base salary of not more than ten percent (10%) that is consistent with reductions in base salary for all other senior executives of the Company (including a reduction due to any economic downturn, market dislocation or volatility or other financial crisis)); (iii) any requirement by the Board that you engage in illegal conduct; (iv) a material breach by the Company of this Agreement or any other written agreement between you and the Company or (v) a change in the geographic location at which you provide services to the Company that increases your one-way commute by more than 50 miles; provided, however, that Good Reason shall not exist unless you provide the Company with written notice within sixty (60) days following the initial existence of one or more of the conditions described in clauses (i) through (v), the Company fails to cure such event or condition, if curable, within thirty (30) days following such written notice, and your employment terminates within thirty (30) days after expiration of the Company’s applicable cure period.

7. Restrictive Covenants. You will be required to execute a Confidentiality and Proprietary Rights Agreement in the form attached as Exhibit A, as a condition of employment.

8. Miscellaneous Provisions. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement.

You agree to provide to the Company, within three (3) days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

This Agreement shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Chief Executive Officer of the Company, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this Agreement shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

In return for the compensation payments set forth in this Agreement, you agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company and not to engage in any other business activities without prior approval from the Company.

The Company may obtain Background reports both pre-employment and from time to time during your employment with the Company, as necessary.

As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

9. Section 409A. Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”), and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(l)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any references to a Sale Event shall only constitute a Sale Event for “deferred compensation” (within the meaning of Section 409A) if the event constitutes a “change in control event” for the purposes of U.S. Treasury Regulation 1.409A-3(i)(5)(v) or (vii). Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Company in respect of any “deferred compensation” unless you would be considered to have incurred a “separation from service” from the Company within the meaning of U.S. Treasury Regulation § 1.409A-1 (h)(l)(ii). To the extent that any reimbursements payable pursuant to this Agreement are subject to Section 409A, such reimbursements shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

This Agreement is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this Agreement or your employment with the Company. The resolution of any disputes under this Agreement will be governed by the laws of the State of California.

If you agree with the provisions of this Agreement, please sign this Agreement in the space provided below and return it to Kari Leetch by September 25, 2023. If you do not accept this Offer by September 25, 2023, this Offer will be revoked.

Very Truly Yours,

CARGO THERAPEUTICS, INC.

By:	/s/ Gina Chapman
Gina Chapman
Chief Executive Officer 9/22/2023

The foregoing correctly sets forth the terms of my employment by CARGO Therapeutics, Inc.

Date: 9/27/2023	Signature:	/s/ Ginna Laport
Ginna Laport

EXHIBIT A

CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

CARGO THERAPEUTICS, INC.

CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

This Confidentiality and Proprietary Rights Agreement (this “Agreement”) is made effective as of the earlier of the date this agreement is signed and the date of the undersigned employee’s or consultant’s first day of employment with or service as a consultant to (the “Effective Date”) CARGO Therapeutics, Inc., a Delaware corporation (the “Company”).

In consideration for the Company employing or engaging me or continuing to employ or engage me, as the case may be, as an employee or consultant and my receipt of the compensation now and hereafter paid to me by the Company, I agree as follows:

1. Definition of Confidential Information. I acknowledge that I may be, or have been, furnished and/or have access to confidential, proprietary and/or trade secret information relating to the Company’s past, present or future (a) products, processes, formulas, patterns, compositions, compounds, projects, specifications, know how, research data, clinical data, personnel data, compilations, programs, devices, methods, techniques, inventions, software, and improvements thereto; (b) research and development activities; (c) designs and technical data; (d) marketing and business development activities, including without limitation prospective or actual bids or proposals, pricing information and financial information; (e) customers or suppliers; and/or (f) other administrative, management, planning, financial, marketing, purchasing or manufacturing activities. All of this type of information, whether it belongs to the Company or was provided to the Company by a third party with the understanding that it be kept confidential, and any documents, storage media (whether electronic or physical), or other materials or items containing this type of information, are proprietary, confidential and/or trade secrets to the Company (“Confidential Information”).

2. Obligations. I will protect the confidentiality of Confidential Information both during and after my employment (or consultancy) with or by the Company. In addition, I will not, at any time during the term of this Agreement or thereafter, (a) disclose or disseminate Confidential Information to any third party, including, without limitation, employees or consultants of the Company without a legitimate business need to know such Confidential Information; (b) remove Confidential Information from the Company’s premises or make copies of Confidential Information, except as required to perform my job; or (c) use Confidential Information for my own benefit or for the benefit of any third party. I also agree to take all actions necessary to avoid unauthorized disclosure and otherwise to maintain the confidential, proprietary or trade secret nature of such Confidential Information. If I am not certain whether or not information is confidential, proprietary and/or a trade secret, I will treat that information as Confidential Information until I have verification from an officer of the Company that the information is not Confidential Information.

3. Exceptions. The obligations in Section 2 do not apply to any information that I can establish through written records (a) has become publicly known without (i) a breach of this Agreement by me or (ii) a third party’s breach of an agreement to maintain the confidentiality of the information; (b) was disclosed by me as permitted by the policies and procedures of the Company, or (c) was developed by me prior to the Effective Date, and prior to the date any earlier confidentiality agreement of the Company was signed by me (or any earlier effective date of such agreement), if the date of development can be established by documentary evidence. Notwithstanding anything in this Agreement, I may disclose, without violating the terms of this Agreement, Confidential Information that I am specifically required by court order, subpoena or law to disclose, but I agree to disclose only that portion of Confidential Information that is legally required to be disclosed and further agree, to the extent permitted under applicable law, that prior to disclosure when compelled by applicable law, I shall provide prior written notice to the Company. I further understand and acknowledge that nothing in this Agreement or any other agreement or policy prohibits me from reporting possible violations of federal or state law or regulation to any governmental agency or entity or self-regulatory organization (including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General), cooperating with any such governmental agency or entity or self-regulatory organization in connection with any such possible violation, or making other disclosures or taking other actions (including, without limitation, receiving any whistleblower award provided for under such laws or regulations) that are protected under the whistleblower provisions of federal or state law or regulation (collectively “Protected Activity”), in each case without any notice to or authorization from the Company. I further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. As required by the Defend Trade Secrets Act of 2016 (“DTSA”), 18 U.S.C. § 1833(b), I acknowledge that I will not be held criminally liable or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made under circumstances described therein, including: (1) in confidence to a government official or an attorney for the sole purpose of reporting or investigating a suspected violation of law; (2) in a complaint or other document filed in a legal proceeding, so long as such document is filed under seal; or (3) should I file a lawsuit against the Company for purported retaliation for reporting a suspected violation of law, then to my attorney, or in that court proceeding, so long as any document I file containing the trade secret is filed under seal and I do not disclose the trade secret except pursuant to court order. Unless expressly provided, the DTSA does not authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.

4. Former Employer Information. I will not, during my employment (or consultancy) with or by the Company, improperly use or disclose any confidential information, proprietary information or trade secrets of any former or current employer or any other person or entity and that I will not bring onto the premises of the Company, or incorporate into my work for the Company, any unpublished document or confidential information, proprietary information or trade secret belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

5. Inventions and Works Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were authored, created, conceived, reduced to practice or made by me, alone or jointly with others, prior to my employment (or consultancy) with or by the Company, which belong to me, which relate to the Company’s business, products, or research and development (collectively referred to as “Prior Works or Inventions”), and which are not assigned to the Company hereunder, or, if no such list is attached, I represent that there are no such Prior Works or Inventions. If, in the course of my employment (or consultancy) with or by the Company, I incorporate into a Company product, process or machine a Prior Work or Invention

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owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, assignable, sublicensable, irrevocable, perpetual, worldwide license to make, have made, copy, distribute, modify, use, import, offer to sell and sell such Prior Work or Invention as part of or in connection with such product, process or machine.

6. Ownership of Works.

a. The Company owns all right, title and interest, including without limitation all trade secrets, patents and copyrights, in the following works that I create, make, conceive or reduce to practice, solely or jointly: (i) works that are created using the Company’s facilities, supplies, information, trade secrets or time; (ii) works that relate directly or indirectly to or arise out of the actual or proposed business of the Company, including, without limitation the research and development activities of the Company; (iii) works that relate directly or indirectly to or arise out of any task assigned to me or work I perform for the Company and/or (iv) works that are based on Confidential Information (collectively “Works”).

b. Because these Works will inevitably be based upon or somehow involve the Company’s business, products, services or methodologies, I agree that the Works will belong to the Company even if I create, make, conceive or reduce them to practice on my own time, using my own equipment, on the Company’s premises or elsewhere or after termination of my employment (or consultancy) with or by the Company. I will promptly provide full written disclosure to an officer of the Company of any Works I create, make, conceive or reduce to practice, solely or jointly. To the extent that the Works do not qualify as works made for hire under U.S. copyright law, I irrevocably assign to the Company the ownership of, and all rights of copyright in, the Works.

c. The Company will have the right to hold in its own name all rights in the Works, including without limitation all rights of copyright, trade secrets and trademark. I also waive all claims to moral rights in any Works. I acknowledge and agree that any and all patents, patent applications or other intellectual property rights relating to the Works are to be the exclusive property of the Company.

7. Ownership of Inventions.

a. I hereby irrevocably assign and agree to assign to the Company my entire right, title and interest in any idea, invention, modification, design, program code, software, documentation, formula, data, know how, technique, process, method, device, discovery, improvement, developments, or works of authorship, and all related patents, patent applications, copyrights and copyright applications, whether patentable or not, authored, created, made, conceived or reduced to practice, solely or jointly by me, whether or not during normal working hours or on my own time, whether or not using my own equipment, on the premises of the Company or elsewhere, or after termination of my employment (or consultancy) with or by the Company, that (i) is authored, created, made, conceived or reduced to practice using the Company’s facilities, supplies, information, trade secrets or time; (ii) relates directly or indirectly to or arises out of the actual or proposed business, including without limitation the research and development activities, of the Company; (iii) relates directly or indirectly to or arises out of any task assigned to me or work I perform for the Company and/or (iv) is based on Confidential

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Information (collectively “Inventions”), and all intellectual property rights therein. I will promptly make full written disclosure to an officer of the Company of any Inventions I create, make, conceive or reduce to practice, solely or jointly. I also waive all claims to moral rights in any Inventions. I acknowledge and agree that any and all patents, patent applications or other intellectual property rights relating to the Inventions are the exclusive property of the Company.

b. I agree to cooperate fully with the Company, both during and after my employment (or consultancy) with or by the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Works and/or Inventions. I agree to execute and deliver all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable to protect its rights and interests in any Works and/or Inventions. I further agree that if the Company is unable, after reasonable effort, to secure my signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as my agent and attorney-in-fact, and I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable to protect its rights and interests in any Works and/or Inventions, under the conditions described in this sentence.

c. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and are not otherwise disclosed on Exhibit A and such disclosed inventions shall be received by the Company in confidence pursuant to Labor Code section 2871.

8. Maintenance of Records. I will keep and maintain adequate and current written records of all Works and Inventions made by me (solely or jointly with others) during the term of my employment (or consultancy) with or by the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

9. Return of Confidential Information. I will return to the Company all Confidential Information in my possession, custody or control immediately upon termination of my employment (or consultancy) with the Company, or earlier if the Company requests.

10. Notification of New Employer. If I leave the employ of the Company or cease to serve as a consultant to the Company, I hereby grant consent to notification by the Company to my new employer or any person or entity that engages my services as a consultant or otherwise about my rights and obligations under this Agreement.

11. Non-Solicitation. I acknowledge and agree that:

a. During my employment (or consultancy) and for one (1) year after termination of my employment (or consultancy) or engagement for any reason, I shall not, directly or indirectly solicit or recruit any employee of, or consultant to, the Company to work for a party other than the Company or engage in any activity that would cause any employee or consultant to violate any agreement with the Company.

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b. During my employment (or consultancy), I shall not, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company, any customers, suppliers, licensees, licensors or other business partners of the Company, or any prospective customers suppliers, licensees, licensors or other business partners of the Company.

12. Representations and Warranties. I represent and warrant that (a) I am able to perform the duties of my position and that my ability to work for the Company is not limited or restricted by any agreements or understandings between me and other persons or companies; (b) I will not disclose to the Company, its employees, consultants, clients, partners or suppliers, or induce any of them to use or disclose, any confidential information or material belonging to others, except with the written permission of the owner of the information or material; and (c) any information, material or product I create or develop for, or any advice I provide to, the Company, its employees, consultants, clients, partners or suppliers, will not rely or be based on confidential information, proprietary information or trade secrets I obtained or derived from a source other than the Company. I agree to indemnify and hold the Company harmless from damages, claims, costs and expenses based on or arising from the breach of any agreement or understanding between me and another person or company or from my use or disclosure of any confidential information, proprietary information or trade secrets I obtained from sources other than the Company.

13. Damages and Injunctive Relief. I acknowledge and agree that:

a. My obligations under this Agreement have a unique and substantial value to the Company and I remain obligated even if I voluntarily or involuntarily leave the Company’s employment (or consultancy). I understand that if I violate this Agreement during or after my employment (or consultancy) or engagement, the Company may be able to recover monetary damages from me and/or the other relief described below.

b. A violation or even a threatened violation of this Agreement is likely to result in irreparable harm to the Company and monetary damages alone would not completely compensate the Company for the harm. Accordingly, the Company may obtain an injunction prohibiting me from violating this Agreement, an order requiring me to render specific performance of the Agreement, and/or other appropriate equitable remedies, without the necessity of the Company obtaining a bond.

c. If a court determines that I have breached or attempted or threatened to breach this Agreement, I consent to the granting of an injunction restraining me from further breaches or attempted or threatened breaches of this Agreement, compelling me to comply with this Agreement, and/or prescribing other equitable remedies.

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14. At-Will Employment. If I am an employee of the Company, (a) I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment; (b) I acknowledge that I am employed by the Company on an at- will basis and that either the Company or I may terminate my employment at any time and for any reason, and (c) while no written or oral commitments have been made to or by me to suggest other than at-will employment, I specifically acknowledge that this supersedes any prior representation or agreement to the contrary and that the at-will nature of my employment may not be amended, modified or waived except by a fully executed written agreement with the Company.

15. Miscellaneous Provisions.

a. Applicability. The provisions of this Agreement are applicable to Confidential Information, Works and Inventions disclosed, created, developed or proprietary before or after I sign this Agreement. I agree that if and to the extent that, during any period I was engaged by the Company to provide services prior to the date of this Agreement: (i) I received access to any information from or on behalf of the Company that would have been “Confidential Information” (as defined above) if I received access to such information during the period of my employment with Company under this Agreement; or (ii) I conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been an “Invention” (as defined above) if conceived, created, authored, invented, developed or reduced to practice during the period of my employment with Company under this Agreement; then any such information shall be deemed “Confidential Information” hereunder and any such item shall be deemed an “Invention” hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement.

b. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day; (iii) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party to this Agreement at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

c. Assignment. Neither this Agreement nor any of my rights or obligations hereunder shall be assignable by me, and any assignment by me shall be null and void. The Company may assign this Agreement or any of its obligations hereunder to any subsidiary of the Company, or to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or business of the Company. This Agreement is intended to bind and inure to the benefit of and be enforceable by me and the Company and the Company’s permitted successors and assigns.

d. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court in the county in which I last worked on a regular basis for the Company.

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e. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

f. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

g. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Signature:	/s/ Ginna Laport
Name:	Ginna Laport
Address:	[***]
Date:	9/27/2023

CARGO THERAPEUTICS, INC.

By:	/s/ Gina Chapman
Name:	Gina Chapman
Title:	Chief Executive Officer
Date:	9/22/2023

EXHIBIT A

PRIOR WORKS OR INVENTIONS

TO:	CARGO Therapeutics, Inc.

FROM:	Ginna Laport

DATE:	9/27/2023

SUBJECT: Prior Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions, works of authorship, developments, trade secrets or improvements relevant to the subject matter of my employment by CARGO Therapeutics, Inc., (the “Company”) that have been authored, created, made or conceived or first reduced to practice by me, alone or jointly with others, prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions, works of authorship, developments, trade secrets or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870 EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”